Exhibit 99.1

To GameStop associates, partners and stockholders:

This letter is to inform you that late last week Paul Raines, GameStop CEO, underwent unexpected surgery during which a very small, cancerous tumor was identified and successfully removed from an easily accessible part of the brain. Because it was found very early, his doctors have advised him that his prognosis for a full and complete recovery is very good. The next step is for Paul to undergo preventive chemotherapy. Recovery from this process is expected to take about six weeks. This regimen will restrict his travel during that period, but will not interfere with his continued leadership of the Company.

Daniel A. DeMatteo, Executive Chairman, said, “Speaking for the Board, we have every confidence in Paul’s continued leadership and wish him a speedy recovery. While he recovers, our highly-tenured executive team will ensure that our business continues without interruption.”

 We thank you for your support during this time.